EXHIBIT 10.2

CONVERTIBLE SECURED PROMISSORY NOTE

$1,500,000

September 18, 2017

San Diego, California

FOR VALUE RECEIVED, Envision Solar International, Inc., a Nevada corporation (“Borrower”), hereby promises to pay to the order of SFE VCF, LLC, a California limited liability company (“Lender”) at P.O. Box 5005 PMB 134, Rancho Santa Fe, CA 92067, pursuant to the terms of this convertible secured promissory note (the “Note”), the principal sum of One Million Five Hundred Thousand Dollars U.S. ($1,500,000) plus simple interest at the floating rate per annum equal to the 12 month USD LIBOR index rate quoted from time to time in New York, New York by the Bloomberg Service plus 400 basis points (the “Interest Rate”). The Interest Rate will be adjusted on the first day of each calendar month during the term of this Note to reflect any changes in the 12 month LIBOR rate as quoted at 1:00 pm Eastern Time in New York, New York on that day, or if that day is not a business day, on the next business day thereafter. Interest will only accrue on outstanding principal. Accrued unpaid interest is payable monthly on the first calendar day of each month for interest accrued during the previous month, with all outstanding principal and accrued unpaid interest payable in full on or before three hundred and sixty-four (364) days after the date of this Note first above written (the “Maturity Date”), to the extent not converted into Borrower’s equity securities pursuant to Paragraph 5 of this Note.

1.       Loan. On the date of this Note first above written, Borrower will borrow from Lender and Lender will lend to Borrower an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000) in cash (the “Loan Amount”). Payments on this Note will be credited first to any reimbursable costs under Paragraph 9 of this Note, then to accrued but unpaid interest, and then to outstanding principal. The Lender will keep the record of all repayments on this Note.

2.       Security. This Note is secured by a perfected recorded first priority security interest in all of the Borrower’s assets (the “Collateral”) as set forth in that certain Security Agreement by and between Borrower and Lender, dated September 14, 2017 (the “Security Agreement”). Upon full payment of this Note, as provided elsewhere in this Note, the Lender shall immediately execute all documents and take all actions necessary or appropriate in order to release the security interest of this Note in the Collateral. While the Collateral is pledged as security for this Note, the Lender may foreclose on the Collateral in the event of a default by the Borrower under this Note, subject to senior liens, if any, and the conditions in Paragraph 3 of this Note. The Borrower shall have no right to have any portion of the Collateral released from the security interest until the Note is repaid in full and no more Advances will be made on it.

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3.       Default. Any of the following shall constitute a default by Borrower hereunder:

(a)	The failure of Borrower to make any payment of principal or interest required hereunder within five (5) business days of the due date for such payment, as it may properly be extended pursuant to the terms of this Note; or

(b)	The failure of Borrower to fully perform any other material covenants and agreements under this Note and continuance of such failure for a period of ten (10) business days after written notice of the default by Lender to the Borrower.

Upon the occurrence of a default hereunder, Lender may, at its option, declare immediately due and payable the entire unpaid principal sum of this Note together with all accrued and unpaid interest owing at the time of such declaration pursuant to this Note. In the event of a default by Borrower under Paragraph 3(a) of this Note, commencing on the first day of the default and continuing thereafter until the default is cured, interest will accrue on unpaid outstanding principal at the rate equal to 500 basis points over the Interest Rate on this Note.

4.       Right of Prepayment. In the event that the Borrower repays outstanding principal on the Note before the Maturity Date, Borrower will pay a prepayment penalty in cash to Lender equal to the amount of interest that would have accrued on the Note at the Interest Rate during the period from the date of the repayment until the Maturity Date.

5.       Conversion. Lender will have the right at any time until the Maturity Date, provided Lender gives Borrower written notice of Lender’s election to convert prior to any prepayment of this Note by the Borrower with respect to converting that portion of this Note covered by the prepayment, to convert all or any portion of the outstanding principal and accrued interest (the “Conversion Amount”), into such number of fully paid and nonassessable shares of the Borrower’s common stock as is determined by dividing the Conversion Amount by the greater of (i) fifteen cents ($0.15) or (ii) 75% of the Volume Weighted Average Price of the Borrower’s common stock that is quoted on a public securities trading market (if more than one, the one with the then highest trading volume), during the five (5) consecutive trading days immediately prior to the date of Lender’s written notice of its election to convert.

6.       Additional Consideration. As additional consideration for the loan made by the Lender to the Borrower as evidenced by this Note, the Borrower hereby agrees to issue to Lender common stock purchase warrants exercisable for a period of three years from the date of issuance with an exercise price equal to $0.15 per share. The number of warrants issuable to Lender pursuant to this Paragraph 6 of the Note will equal 25% of the Loan Amount divided by fifteen cents ($0.15). The warrants will be issued to the Lender within five (5) business days after the date of this Note first above written.

7.       Use of Proceeds. Borrower covenants to use the proceeds of the Note exclusively to pay-off the entire outstanding amount of that certain loan and security agreement that Borrower has with Silicon Valley Bank, dated October 30, 2015.

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8.       Note is Nonrecourse. In the event that Borrower defaults on this Note, Lender shall look solely to the assets of the Borrower for payment on this Note, and none of the shareholders, officers, directors or affiliates of the Borrower shall have any personal liability for payment hereunder.

9.       Costs of Collections. Lender shall be entitled to collect reasonable attorney's fees and costs from Borrower, as well as other costs and expenses reasonably incurred, in curing any default or attempting collection of any payment due on this Note.

10.       Repayment Options. Payments of outstanding principal and interest on this Note may be made in cash, subject to the following: (a) the Borrower may request in writing delivered to the Lender from time to time that a monthly payment be made by adding the amount due to the outstanding principal of this Note, and the Lender may in its sole discretion approve or deny such request, and (b) Lender may elect in its sole discretion by written notice to the Borrower delivered at least one (1) business day before the due date, to have any payment of interest or principal on this Note paid in cash or in shares of the common stock of the Borrower, using a price per share equal to the greater of (x) $0.15, or (y) 75% of the Volume Weighted Average Price of the Borrower’s common stock that is quoted on a public securities trading market (if more than one, the one with the highest trading volume), during the five (5) consecutive trading days immediately prior to the due date for the payment.

11.       Payment. This Note shall be payable in lawful money of the United States.

12.       Place of Payment. All payments on this Note are to be made or given to Lender at the address provided to Borrower or to such other place as Lender may from time to time direct by written notice to Borrower.

13.       Waiver. Borrower, for itself and its successors, transfers and assigns, waives presentment, dishonor, protest, notice of protest, demand for payment and dishonor in nonpayment of this Note, bringing of suit or diligence of taking any action to collect any sums owing hereunder or in proceeding against any of the rights and properties securing payment hereunder.

14.       Severability. If any provision of this Note or the application thereof to any persons or entities or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Note shall not be deemed affected thereby and every provision of this Note shall be valid and enforceable to the fullest extent permitted by law.

15.       No Partner. Lender shall not become or be deemed to be a partner or joint venturer with Borrower by reason of any provision of this Note. Nothing herein shall constitute Borrower and Lender as partners or joint venturers or require Lender to participate in or be responsible or liable for any costs, liabilities, expenses or losses of Borrower.

16.       Governing Law and Venue. This Note shall be governed by and construed solely in accordance with the laws of the State of California without giving effect to applicable

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conflict of laws provisions. Borrower and Lender agree that the sole jurisdiction and venue for any litigation arising out of the Note involving Borrower or Lender shall be in the appropriate federal or state court located in San Diego County, California.

17.       No Waiver. The failure to exercise any rights herein shall not constitute a waiver of the right to exercise the same or any other right at any subsequent time in respect of the same event or any other event.

18.       Entire Agreement. This Note contains the entire understanding and agreement between the parties with respect to the subject matter herein and may not be altered or amended except by the written agreement of the parties.

19.       Management Rights. During any time when this Note is outstanding, or when the Lender holds any stock, or any warrants to acquire stock where the combination of both could result in the Lender owning stock with a current value of one million dollars or greater, in the Borrower, Lender shall have the following rights:

a.       Lender shall be entitled to consult with and advise management of the Borrower on significant business issues, including management’s proposed annual operating plans, and management will meet with Lender regularly during each year at the Borrower’s facilities at mutually agreeable times for such consultation and advice and to review progress in achieving said plans.

b.       Lender may examine the books and records of the Borrower and inspect its facilities and may request information at reasonable times and intervals concerning the general status of the Borrower’s financial condition and operations, provided that access to highly confidential proprietary information and facilities need not be provided.

c.       The Borrower shall, concurrently with delivery to the board of directors, give a representative of Lender copies of all notices, minutes, consents and other material that the Borrower provides to its directors, except that the representative may be excluded from access to any material or meeting or portion thereof if the board of directors determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information, or for other similar reasons.  Upon reasonable notice and at a scheduled meeting of the board or such other time, if any, as the board may determine in its sole discretion, such representative may address the board with respect to Lender’s concerns regarding significant business issues facing the Borrower.

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IN WITNESS WHEREOF, Borrower has executed this Note as of the date first hereinabove written.

BORROWER:

Envision Solar International, Inc.

a Nevada corporation

By: /s/ Desmond Wheatley

Desmond Wheatley, Chief Executive Officer

LENDER:	SFE VCF, LLC

a California limited liability company

By: /s/ Lender

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